Exhibit 99.1

News Release	For Immediate Release
May 7, 2009
Greer Bancshares Incorporated	For Additional Information
1111 West Poinsett Street	Contact: Ken Harper
Greer, SC 29650	Phone: (864) 848-5104

Greer Bancshares Incorporated Reports First Quarter 2009 Earnings

GREER, SC —Greer Bancshares Incorporated, the parent company of Greer State Bank, today amends the previously reported net loss available to common shareholders of $(34,651), or $(.01) per diluted share, to a net loss of $(35,710) before TARP-related costs of $104,941, resulting in net loss available to common shareholders of $(140,651), or $(0.06) per diluted share of common stock for the quarter ended March 31, 2009, compared to net income available to common shareholders of $818,709 or $0.33 per diluted share of common stock for the first quarter of 2008. Greer State Bank had a write-off of a $311,414 restricted stock investment in a correspondent bank in Atlanta that was closed by the Office of the Comptroller of the Currency (OCC) subsequent to quarter end, on May 1, 2009.

Greer State Bank’s asset base has increased by 19% over the past twelve months to $480.6 million as of 3/31/09, in comparison to total assets of $404.7 million at 3/31/08. Net loans outstanding as of 3/31/09 amounted to $306.1 million, up 13% over net loan totals as of 3/31/08, while total deposits increased by $43 million, or 16%, to $303.8 million. The provision for loan losses in the first quarter of 2009 was $724,777 compared with $86,510 in the same period in 2008.

Ken Harper, President and Chief Executive Officer reports: “In spite of the disappointment that we have in reporting operating results well below the first quarter 2008 levels, we feel as though we are taking necessary steps to manage through one of the deepest recessions of the past century. We have put into place a considerable number of expense reduction initiatives that will benefit our performance as we move through the remainder of 2009. These decisions, some much more difficult than others, were necessary as we continue to fund the loan loss reserve as appropriate and offset the effects of a 64 basis point decrease in net interest margin in comparison to conditions of a year ago. Local unemployment and negative national economic trends continue to cause the current position in the economic cycle to be quite challenging. We will continue to strive to effectively manage the net interest margin and reserve appropriately for probable loan losses.”

Harper concludes, “We are pleased with our solid core deposit growth in the first quarter which, combined with our TARP capital transaction of just under $10 million completed in late January, allows our Company to be well-positioned to continue to support Greer and the surrounding communities of the Upstate.”

Greer State Bank is now in its twenty-first year of operations and serves the greater Greer community with three branch offices and one loan production office, and a fourth branch office in the Taylors community. Greer Bancshares Incorporated trades in the over the counter market and is quoted on the OTC Bulletin Board under the symbol GRBS.

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This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions, are intended to identify forward-looking statements. Actual results may differ materially from the results discussed in the forward-looking statements. The Company’s operating performance is subject to various risks and uncertainties including, without limitation:

•	significant increases in competitive pressure in the banking and financial services industries;

•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	changes in political conditions or the legislative or regulatory environment;

•	the level of allowance for loan losses;

•	the rate of delinquencies and amounts of charge-offs;

•	the rates of loan growth;

•	adverse changes in asset quality and resulting credit risk-related losses and expenses;

•

general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

•	changes occurring in business conditions and inflation;

•	changes in technology;

•	changes in monetary and tax policies;

•	loss of consumer confidence and economic disruptions resulting from terrorist activities;

•	changes in the securities markets; and

•	other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this release.

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